Exhibit 4.4

AMENDED AND RESTATED LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is made as of the April 27, 2004, by and between WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as FIRST UNION NATIONAL BANK, (“Lender”) whose address is 10 South Jefferson Street – VA7391, Roanoke, Virginia 24011, and SUPERIOR UNIFORM GROUP, INC., a Florida corporation, (together with all Subsidiaries, as hereinafter defined, and all Affiliates, as hereinafter defined, (“Borrower”), with its principal executive offices located at, and having a mailing address of, 10055 Seminole Boulevard, Seminole, Florida 33772. This Amended and Restated Loan Agreement amends, supercedes, and restates in its entirety that certain Loan Agreement entered into by and between Lender and Borrower dated as of March 26, 1999, as amended by that certain First Amendment to Loan Agreement and Revolving Credit Note dated as of October 16, 2000, and as amended by that certain Second Amendment to Loan Agreement and Other Loan Documents dated as of March 27, 2001.

WITNESSETH:

WHEREAS, Borrower desires to borrow from Lender, and Lender is willing to make a loan or loans to Borrower, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extension of credit heretofore, now or hereafter made by Lender to Borrower, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	GENERAL DEFINITIONS

1.1.     Definitions.     When used herein, the following terms shall have the following meanings:

Affiliate:    as defined in 11 U.S.C. Section 101, except that the term “debtor” therein shall be replaced by the term “Borrower”.

Agreement:    this Amended and Restated Loan Agreement, together with any and all amendments, modifications, extensions, substitutions and renewals hereof.

Closing Date:    the date on which this Agreement is accepted by Lender as evidenced by its due execution hereof whether or not any loans or advances are made pursuant to this Agreement on such date.

Confirmation:    with respect to a Hedge Agreement, one or more documents exchanged between the parties which, taken together, confirm all of the terms of such Hedge Agreement.

Coverage Ratio:    as defined in Section 7.1(c).

Default:    an event or condition which. with notice, lapse of time or the happening of any further condition, event or act, or any combination of the foregoing, would constitute an Event of Default.

ERISA:    the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.

Event of Default:    as defined in Section 8.1.

Financials:    the audited financial statements of Borrower for the period ended December 31, 2003, including without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules. The audited financial statements of Borrower have been certified by DeLoitte & Touche, LLP as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly representing the assets, liabilities, and financial condition and results of operations of Borrower, without qualification.

Hedge Agreement:    that certain ISDA Master Swap Agreement, together with the Schedule thereto and the Confirmation delivered in connection therewith, each executed by and between Borrower and Lender on or about February 23, 1999, and all extensions, modifications, supplements and replacements thereof or thereto.

Indebtedness:    all of Borrower’s liabilities, obligations and indebtedness to Lender of any and every kind and nature (including, without limitation, principal, interest, charges, expenses, attorneys’ fees and other sums chargeable to Borrower by Lender and future advances made to or for the benefit of Borrower), arising under this Agreement, under the Hedge Agreement or under any of the Other Agreements, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to Lender, including obligations of performance.

Liabilities:    all liabilities, obligations and indebtedness of any and every kind and nature (including, without limitation, liabilities, obligations and indebtedness to trade creditors) whether heretofore, now or hereafter owing, arising, due or payable from Borrower or any Subsidiary to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, matured, liquidated or otherwise. Without in any way limiting the generality of the foregoing, Liabilities specifically includes

(i) all indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse; (ii) all obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrower or a Subsidiary, even though Borrower or such Subsidiary has not assumed or become liable for the payment thereof; (iii) all obligations or liabilities created or arising under any lease of real or personal property or conditional sale or other title retention agreement with respect to property used or acquired by Borrower or a Subsidiary. even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (iv) all unfunded pension fund obligations and liabilities; and (v) deferred taxes.

Lien:    any mortgage, pledge, security interest, encumbrance, lien, charge or claim upon property of any kind, whether or not voluntarily given (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

Minimum Tangible Net Worth:    as defined in Section 7.1(d).

Notes:    collectively, the Term Promissory Note and the Revolving Credit Note, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

Other Agreements:    all agreements, instruments and documents, including, without limitation, the Notes, and any other notes, guarantees, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower with respect to, or in connection with, this Agreement, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

Person:    any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Plan:    any employee benefit plan of Borrower or any Subsidiary, as defined in Section 3(3) of ERISA, including, without limitation, any multi-employer plan or any employee welfare benefit plan which is maintained or has been maintained pursuant to a collective bargaining agreement to which two or more unrelated employers contribute and in respect of which Borrower or any Subsidiary is an “employer” as defined in Section 3(5) of ERISA.

Revolving Credit Loan:    as defined in Section 2.1.

Revolving Credit Loan Maturity Date:    June 30, 2007.

Revolving Credit Note:    that certain Renewal Revolving Line of Credit Note in the maximum principal amount of $15,000,000.00 dated of even date herewith, made by Borrower payable to the order of Lender, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

Subsidiary:    any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower and/or one or more Subsidiaries.

Term Loan:    as defined in Section 3.1.

Term Loan Maturity Date:    April 1, 2009.

Term Promissory Note:    that certain Term Promissory Note in the principal amount of $12,000,000.00 dated March 26, 1999, made by Borrower payable to the order of Lender, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

Total Liabilities:    all Liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet, but excluding debt fully subordinated to Lender on terms and conditions acceptable to Lender.

1.2.         Other Terms.     Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.

2.	REVOLVING CREDIT FACILITY

2.1.         Revolving Credit Facility; Maximum Amount; Use of Proceeds; Advance Period.     Subject to the terms and conditions hereof, and in reliance on the representations and warranties herein set forth and in the Financials heretofore delivered to Lender, Lender agrees to make available for Borrower’s use a revolving credit facility (“Revolving Credit Facility”) pursuant to which Lender shall from time to time make advances to Borrower, on a revolving basis

(“Revolving Credit Loan”). The aggregate principal amount of the Revolving Credit Loan at any one time outstanding shall not exceed FIFTEEN MILLION AND NO/100 Dollars ($15,000,000.00). The Revolving Credit Loan shall be used by Borrower only for general working capital and corporate purposes (to include possible asset purchases), and the issuance of trade letters of credit and standby letters of credit, all of which must be legal and proper corporate purposes and consistent with all applicable laws and statutes. Lender’s obligation to make the Revolving Credit Loan shall be in effect beginning on the date hereof and shall continue until the Revolving Credit Loan Maturity Date (“Revolving Credit Facility Term”).

2.2.         Revolving Credit Note.     The Revolving Credit Loan shall be evidenced by the Revolving Credit Note.

2.3.         General Interest Rate.     The Revolving Credit Loan shall bear interest on the average daily outstanding balance of principal at the rate specified in the Revolving Credit Note.

2.4.         Payment of Revolving Credit Loan.     The Revolving Credit Loan and interest accrued thereon shall be due and payable as follows:

(a)         interest accrued on the Revolving Credit Loan through the last calendar day of each month shall be due and payable in full on the first Business Day of the following month;

(b)         to the extent not otherwise payable pursuant to this Agreement and the Revolving Credit Note, the principal amount of the Revolving Credit Loan shall be due and payable in full on the Revolving Credit Loan Maturity Date; and

(c)         notwithstanding any term to the contrary herein or in any of the Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right at any time to demand immediate payment of the entire Indebtedness relating to the Revolving Credit Facility.

2.5.         Other Limitations.     Lender shall have no obligation to make advances under the Revolving Credit Loan if at the time there exists a Default or Event of Default, or if after the giving thereof, the limit on advances would be exceeded, or after termination of this Agreement.

2.6.         Letters of Credit.     Any letter of credit obtained with proceeds of the Revolving Credit Loan must expire on or before the Revolving Credit Loan Maturity Date.

2.7.         Fee for Unused Availability.     In addition to all other amounts due to Lender, there shall be due and payable an unused fee equal to 0.15%

per annum (15 basis points), billed quarterly in arrears, beginning June 1, 2004 and continuing on the first Business Day of each and every calendar quarter thereafter on the average daily balance on the unused balance available of the $15,000,0000.00 principal on the Revolving Credit Loan.

2.8.         Term Option.     Provided no Event of Default hereunder has occurred and is continuing, Borrower shall have the right and option to extend the Revolving Credit Loan Maturity Date for an additional twelve month period (“Term Option”) upon and in accordance with the following terms and conditions: (a) Borrower shall give written notice to Lender at least 30 days prior to the Revolving Credit Loan Maturity Date of its intent to exercise the Term Option; (b) Borrower and any guarantor shall execute and deliver to Lender all documentation as reasonably required by Lender in connection with the Term Option; and (c) Borrower shall pay to Lender its reasonable attorneys’ fees and costs in connection therewith. In the event Borrower exercises the Term Option, the outstanding principal balance of the Revolving Credit Note shall convert to a term loan and shall be due and payable in equal consecutive monthly installments of principal and interest in an amount determined by Lender which would allow the outstanding principal balance thereof to be repaid in twelve months, and shall be evidenced by, and Borrower hereby agrees to execute, a note or other documentation reasonably required by Lender to evidence the same.

3.	TERM LOAN

3.1.         Term Loan; Maximum Amount; Use of Proceeds.     Lender has, subject to the terms and conditions hereof and in reliance on the representations and warranties set forth herein, and in the Financials heretofore delivered to Lender, made a term loan to Borrower in the principal amount of TWELVE MILLION AND NO/ 100 DOLLARS ($12,000,000.00) (“Term Loan”) as evidenced by the Term Note. The proceeds of the Term Loan shall be used by Borrower to fund asset acquisitions and to refinance existing debt.

3.2.         Term Note.     The Term Loan is evidenced by the Term Promissory Note.

3.3.         General Interest Rate.     The Term Loan shall bear interest on the daily outstanding balance of principal at the rate specified in the Term Promissory Note.

3.4.         Payment of Term Loan.     The Term Loan and interest accrued thereon shall be due and payable as follows:

(a)         the principal amount of the Term Loan, in the amounts set forth on the Amortization Schedule attached as Schedule 1 hereto and hereby made a part hereof, together with interest accrued thereon, shall be due and payable on the dates set forth on such Amortization Schedule, with a final payment of all outstanding principal and interest due and payable in full on the Term Loan Maturity Date; and

(b)         notwithstanding any term herein to the contrary or any term of any Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right to demand immediate payment of the entire Indebtedness relating to the Term Loan.

4.	CONDITIONS PRECEDENT

4.1.         Conditions Precedent to Advances.     Notwithstanding any other provision of this Agreement or the Other Agreements and without affecting in any manner the rights of Lender under this Agreement, it is understood and agreed that Lender shall have no obligation to make any advance under this Agreement unless and until the following conditions have been, and continue to be, satisfied, all in form and substance reasonably satisfactory to Lender and its counsel:

(a)         Lender shall have received, on or prior to the Closing Date unless otherwise indicated, the following documents:

(i)         the Notes, duly executed and delivered;

(ii)         evidence of the qualification and good standing of Borrower in each state in which it is required to be qualified to do business except where its failure to qualify or its lack of good standing would not have a material. adverse affect on Borrower or its ability to conduct its business as currently conducted;

(iii)         certified copies of the resolutions of the Board of Directors of Borrower (a) authorizing the Loans and the Hedge Agreement, and (b) authorizing execution and delivery of this Agreement and the Other Agreements by officers of the Borrower;

(iv)         certificates of the secretary of the Borrower certifying to the Lender the names of its officers, the offices that each holds, the authenticity of their signatures, and the completeness and accuracy of its articles of incorporation and bylaws;

(v)         an opinion of Borrower’s counsel, duly executed and delivered; and

(vi)         the Other Agreements, duly executed and delivered;

(b)         Borrower shall have executed and delivered such additional documents and instruments as have been requested by Lender;

(c)         the representations and warranties contained herein shall be true on and as of the Closing Date, and there shall exist on the Closing Date no Default or Event of Default;

(d)         the advances on the terms and conditions herein provided (including the use by Borrower of the proceeds of the advances) shall not violate any applicable law or governmental regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) and shall not subject Lender to tax (other than income and franchise taxes) and Lender shall have received such certificates or other evidence as Lender may reasonably request to establish compliance with this condition; and

(e)         all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be in substance and form reasonably satisfactory to Lender and its counsel, and Lender and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Lender or its counsel may reasonably request.

5.	DEFAULT RATE; MAXIMUM RATE; OTHER PAYMENT TERMS.

5.1.         Default Rate.     Upon any Event of Default, and continuing until the Event of Default is cured, the outstanding principal of the Loan and all other Indebtedness shall bear interest at the Lender’s Prime Rate plus three percent (3.0%), payable on demand, which rate shall apply as well before as after judgment is entered on the Notes.

5.2.         Maximum Interest Rate.     In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under applicable state and federal law. In the event that Lender has received interest hereunder in excess of the highest allowed rate, Lender shall promptly refund such excess interest to Borrower.

5.3.         Payments.     All payments to Lender shall be payable at Lender’s address set forth in Section 9.9 hereof or at such other place or places as Lender may designate from time to time in writing to Borrower.

5.4.         Costs, Fees and Expenses.     Costs, fees, expenses and all other payments due Lender for which a due date is not expressed pursuant to this Agreement and the Other Agreements shall be payable within two (2) Business Days after demand.

5.5.         Prepayment.     The principal amount of the Term Loan may be prepaid in whole or in part at any time provided that Borrower pays Lender such additional amounts deemed necessary by Lender to compensate Lender for all losses, costs and expenses incurred by Lender, including, without limitation, the amount which Borrower is obligated to pay Lender under the Hedge Agreement and all other agreements between Lender and Borrower.

5.6.         Rights of Set Off.     Borrower hereby grants to Lender the right to set off against the Indebtedness any funds of Borrower on deposit with Lender, which right may be exercised by Lender at any time following an Event of Default.

6.	WARRANTIES AND REPRESENTATIONS

6.1.    General Warranties and Representations.    Borrower warrants and represents that:

(a)    Borrower is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business and is in good standing in all other places where it is required to be so qualified except where its failure to qualify would not have a material, adverse affect on Borrower or its ability to conduct its business as currently conducted;

(b)    Borrower is not a party to any contract or agreement or subject to any charge, corporate restriction, judgment, decree or order having a material adverse effect, taken as a whole, on its business, property. assets, operations or condition, financial or otherwise, or is a party to any labor dispute which would have a material adverse effect on the financial condition of Borrower;

(c)    Borrower is not in violation of any applicable statute, regulation or ordinance of any governmental authorities or of any applicable order, writ, injunction or decree or any court or any Federal, state, municipal or other governmental authority, which would in any respect adversely affect its business;

(d)    Borrower has not received notice to the effect that it is not in full compliance with any of the requirements of ERISA, and the regulations promulgated thereunder and, to the best of its knowledge, there exists no event described in Section 4043(3) thereof (“Reportable Event”);

(e)    Borrower’s books and records, including, without limitation, computer programs, printouts and other computer materials and records are at the locations identified on Schedule 2 attached hereto and hereby made a part hereof;

(f)         the address specified in Section 9.9 is Borrower’s chief executive office and principal place of business;

(g)         Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Other Agreements to which it is a party, and the officers executing and delivering this Agreement and such Other Agreements on behalf of Borrower are duly authorized and empowered to do so;

(h)         the execution, delivery and performance by Borrower of this Agreement and the Other Agreements will not constitute a violation of any applicable law or a breach of any provision contained in Borrower’s Articles of Incorporation or By-Laws or contained in any agreement, instrument or document to which Borrower is now a party or by which Borrower is bound;

(i)         this Agreement and the Other Agreements are legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms;

(j)         Borrower has, and is current and in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted and to own or lease and operate the assets now owned or leased by it; and no authorization, consent or approval of any federal, state, municipal or other governmental regulatory authority is required in connection with either the execution and delivery by Borrower of this Agreement, the Notes or the Other Agreements to which Borrower is a party, or the performance of its obligations thereunder; and

(k)         the Financials were prepared in accordance with generally accepted accounting principles and present fairly the assets, liabilities and financial condition and results of operations of Borrower at, and as of, the date thereof; there has been no material and adverse change in the liabilities or financial condition of Borrower since the date of the Financials; and there is no material litigation or bankruptcy or governmental actions or proceedings which are pending, or to the best of Borrower’s knowledge, threatened, against Borrower which might result in any material, adverse change in Borrower’s financial condition.

6.2.         Survival of Warranties and Representations.     All representations and warranties of Borrower contained in this Agreement and the Other Agreements shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

7.	COVENANTS AND CONTINUING AGREEMENTS

7.1.         Affirmative Covenants.     Borrower shall:

(a)         prepare financial statements and cause to be furnished to Lender the following:

(i)         within ninety (90) days after the close of each fiscal year of Borrower, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, all with supporting schedules, all on a consolidated and consolidating basis and in reasonable detail; and

(ii)         quarterly financial statements, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, as soon as available and in any event within forty-five (45) days after the close of each such period, all in reasonable detail and prepared in conformity in all material respects with that of the preceding year, which statements shall be certified as to their correctness by a principal financial officer of Borrower; and

(iii)         copies of all filings with the Securities and Exchange Commission, including but not limited to 10-Q and 10-K reports, in the same manner and time frame as required by the Securities and Exchange Commission; and

(iv)         Subject to the provisions of Section 9.14, such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to Borrower’s financial condition or results of operations or income.

(b)         within forty-five (45) days after the close of each quarter, submit to Lender a certificate of compliance executed by an authorized officer of Borrower certifying that the Borrower is in full compliance with all terms and conditions of this Agreement and the Other Agreements.

(c)         maintain a “Coverage Ratio” of not less than 2.50 to 1.00, calculated at Borrower’s fiscal year end and quarterly on the last day of each fiscal quarter, on a rolling four quarters basis. For purposes hereof, “Coverage Ratio” shall mean the sum of earnings before interest, taxes, depreciation, and amortization (EBITDA) divided by the sum of current maturities of long term debt and capital leases plus interest expense; if the Borrower acquires substantially all assets or stock of a previously unrelated business entity,

Borrower may utilize the historical income statement of the acquired entity in calculating the Coverage Ratio as if the acquired entity had been merged into Borrower for the prior four quarters; and, if the Coverage Ratio is calculated inclusive of a merged entity historical income statement, the calculation of the ratio and the historical financial information of the acquired/merged entity must be presented in form and content acceptable to Lender.

(d)         maintain a “Minimum Tangible Net Worth” of not less than $75,000,000.00 as of December 31, 2003, increasing by fifty percent (50%) of Borrower’s net income (to the extent positive) annually thereafter, less the aggregate price paid by Borrower to purchase treasury stock of Borrower after December 31, 2003. Borrower shall be permitted to purchase and retire up to $5,000,000.00 in the aggregate for treasury stock of Borrower acquired after December 31, 2003. “Tangible Net Worth” shall mean total assets excluding assets owed to Borrower from an officer, an Affiliate or a Subsidiary, and excluding the aggregate amount of Borrower’s goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, and other intangible assets) minus Total Liabilities.

(e)         at all times, maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 1.00 to 1.00.

(f)         notify Lender immediately upon its formation of any subsidiaries, which subsidiaries shall execute any and all documents required by Lender, in its sole discretion, necessary to add them as guarantors of the Indebtedness.

(g)         maintain a demand deposit account with Lender.

(h)         pay in full immediately any draw made by Borrower on any letter of credit.

(i)         maintain insurance on all of its assets in the full insurable value thereof and with insurers acceptable to Lender; and

(j)         Borrower shall cause any Subsidiary or Affiliate that is more than 50% owned by Borrower to execute a guaranty of the Indebtedness in form and substance satisfactory to Lender.

7.2.         Negative Covenants.     Without Lender’s prior written consent, Borrower shall not:

(a)         create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than (i) liens for taxes contested in good faith, or (ii) liens accruing by law for employee benefits, or (iii) liens identified on Schedule 3 attached hereto;

(b)        guarantee or otherwise become responsible for obligations of any other person or entity in an amount in excess of $1,000,000.00 per fiscal year;

(c)        merge or consolidate with any Person or acquire all or substantially all of the assets of, or 50% or more of any class of equity interest of, any Person, or sell, lease, assign or otherwise dispose of a substantial portion of its assets (other than sales of obsolete or worn-out equipment and sales of inventory in the ordinary course of business), or sell or otherwise dispose of stock of any Subsidiary provided that Borrower may merge with (so long as the Borrower is the survivor of such merger or the current shareholders of Borrower continue to own a majority of the voting stock of the survivor), or acquire all or substantially all the assets of, a corporation or other entity as part of an acquisition of a business which is in the same line of business as the Borrower (so long as it is not a hostile takeover) if the aggregate consideration does not exceed 35% of Borrower’s net worth;

(d)        in no event shall Borrower declare or pay a dividend if there shall exist an Event of Default or a condition which, upon the giving of notice or lapse of time or both, would become an Event of Default under this Agreement or the Other Agreements; or

(e)        change its fiscal year.

7.3.        Unfunded ERISA Liabilities.    Borrower shall, and shall cause each Subsidiary to, (i) keep in full force and effect any and all Plans (other than multi-employer Plans) and shall not withdraw from any multi-employer Plans, which may, from time to time, come into existence under ERISA, unless such Plans can be terminated or such withdrawal can be effected without liability to Borrower or such Subsidiary in connection with such termination or withdrawal; (ii) make its contributions to all of the Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to Plans (including without limitation the minimum funding requirements of Section 302 of ERISA); (iv) notify Lender promptly upon receipt by Borrower or such Subsidiary of the institution of any proceeding or other action which may result in the termination of any Plans; (v) notify Lender in writing (x) promptly upon the occurrence of any Reportable Event other than a termination, partial termination or merger of a Plan or a transfer of a Plan’s assets, and (y) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan’s assets.

7.4.        Insurance; Payment of Premiums.    Borrower shall maintain insurance with financially sound and reputable insurers in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses and, in any event, in an amount satisfactory to Lender.

7.5.        Survival of Obligations Upon Termination of Agreement.    No termination (regardless of cause or procedure) of this Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or Lender relating to (i) any transaction or event occurring, or matter existing, prior to such termination, (ii) any undertaking, agreement, covenant, warranty or representation of Borrower or Lender with respect to such transaction, event or matter.

7.6.        Deposit Account.    Lender may credit any advance of the Revolving Credit Loan into the demand deposit account maintained by Borrower with Lender, and Lender may debit such account for any amounts due to Lender.

8.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON DEFAULT

8.1.        Events of Default.    The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)        Borrower fails to pay all or any portion of the Indebtedness within five (5) Business Days after due and payable;

(b)        Borrower, in the reasonable discretion of Lender, fails to perform, keep or observe any other material term, provision, condition, covenant, warranty or representation contained in this Agreement or in any of the Other Agreements, which is required to be performed, kept or observed by Borrower;

(c)        a default shall occur under any other agreement, document or instrument, other than this Agreement or the Other Agreements, to which Borrower is a party, if such default is in the performance of an obligation to pay money or if the default would, in Lender’s judgment, have a material adverse effect on Borrower’s business or Borrower’s ability to repay the Indebtedness;

(d)        any representation, warranty, statement, report, financial statement or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct in any material respect;

(e)        any of Borrower’s or any Subsidiary’s assets are attached, seized, levied upon, or subjected to, a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, which is not discharged within thirty (30) days of commencement; or an application is made by any Person other than Borrower or a Subsidiary for the appointment of a receiver, trustee or custodian for any of Borrower’s or any Subsidiary’s assets and such application is not discharged within thirty (30) days;

(f)        an application is made by Borrower or a Subsidiary for the appointment of a receiver, trustee or custodian for any of Borrower’s or any Subsidiary’s assets; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation shall be filed by Borrower or a Subsidiary; or Borrower or a Subsidiary makes an assignment for the benefit of its creditors or any case or proceeding is filed by Borrower or a Subsidiary for its dissolution, liquidation or termination and such case or proceeding is not discharged within thirty (30) days;

(g)        Borrower or a Subsidiary ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against Borrower or a Subsidiary for its dissolution or liquidation and such petition is not discharged within thirty (30) days;

(h)        a notice of lien, levy or assessment is filed of record with respect to all or any of Borrower’s or any Subsidiary’s assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time or times hereafter to any one of these becomes a Lien upon any of the Borrower’s or any Subsidiary’s assets other than inchoate liens;

(i)        Borrower or a Subsidiary becomes insolvent or admits in writing its inability to pay its debts as they mature;

(j)        any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, which proceedings are not dismissed or withdrawn within thirty (30) days thereafter, if, as of the date of such termination, withdrawal, appointment or institution of proceedings, the liability (after giving effect to the tax consequences thereof) of Borrower or any Subsidiary to the Pension Benefit Guaranty Corporation (or any successor thereto) for unfunded guaranteed vested benefits under the Plan exceeds the current value of assets accumulated in such Plan by more than $100,000.00 (or, in the case of a termination involving Borrower or any Subsidiary as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(k)        any transfer of stock in Borrower which has the effect of changing the voting control of Borrower on the Closing Date;

(l)        the occurrence of a default in payment or performance by Borrower of any of its obligations under any other loans, contracts, or agreements, or the occurrence of a default by any Subsidiary or Affiliate of Borrower under any loans, contracts or agreements with Lender or its affiliates; or

(m)        any monetary judgment or assessment is entered against Borrower, in an amount greater than $1,000,000.00, which is not discharged or stayed within thirty (30) days of entry.

8.2.        Acceleration of Indebtedness.    Upon the occurrence of an Event of Default, all of the Indebtedness may, at the option of Lender and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

8.3.        Notice.    Any notice required to be given by Lender, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

9.	MISCELLANEOUS

9.1.        Assignment and Sale of Interests.    Without Lender’s prior written consent, Borrower may not sell, assign or transfer this Agreement or the Other Agreements or any portion hereof or thereof, including, without limitation, Borrower’s rights, title, interests, remedies, powers and/or duties hereunder or thereunder.

9.2.        Expenses (Including Attorneys’ Fees).    Borrower shall reimburse Lender on demand for all following fees, costs, expenses and charges (including, but not limited to, attorneys’ fees) of, or incidental to:

(a)        the preparation and administration of this Agreement, all Other Agreements, any amendment of or modification of this Agreement or the Other Agreements;

(b)        any litigation, contest, dispute, suit, proceeding or action including, without limitation, trial, mediation, arbitration, administrative and bankruptcy proceedings and appeals therefrom, (whether instituted by Lender, Borrower or any other Person other than Borrower) in any way relating to, or protecting Lender’s interests in or under, this Agreement or the Other Agreements;

(c)        all state and federal taxes (other than income taxes) incurred by Lender in connection with the execution or recordation of this Agreement and any Other Agreements or otherwise incurred by Lender in connection with the Indebtedness, including, without limitation, such documentary stamp taxes and intangible personal property taxes as are now or hereafter due and payable pursuant to the laws of the State of Florida; and

(d)        all fees, costs, expenses and charges incurred by Lender in connection with the filing and recording of this Agreement and any Other Agreements in the public records or with any state or federal authority.

9.3.        Waiver by Lender.    Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance. Any suspension or waiver by Lender of an Event of Default shall not suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations contained in this Agreement or the Other Agreements and no Event of Default shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

9.4.        Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by, or be invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the ineffectiveness of such provision materially and adversely alters the benefits accruing to either party hereunder.

9.5.        Parties.    This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender. This provision, however, shall not be deemed to modify Section 8.1 hereof.

9.6.        Conflict of Terms.    The Other Agreements and all Schedules and Exhibits hereto are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

9.7.        General Waivers by Borrower.    Except as otherwise expressly provided for in this Agreement, Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may, in any way, be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) all rights to notice of a hearing prior to Lender’s taking possession or control of, or to Lender’s reply, attachment or levy upon, any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender’s remedies; and (iii) the benefit of all valuation, appraisement and exemption laws. Borrower acknowledges that it has been advised by counsel with respect to this Agreement and the transactions evidenced by this Agreement.

9.8.        GOVERNING LAW.    THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER AGREEMENTS, SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS EXECUTED, DELIVERED AND PERFORMED WITHIN SUCH STATE NOTWITHSTANDING EXECUTION OF THIS AGREEMENT AND THE OTHER AGREEMENTS OUTSIDE THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES AND CONFLICTS OF LAWS. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF TAMPA, STATE OF FLORIDA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED ON THE FIRST PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. BORROWER WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

9.9.        Notice.    Except as otherwise provided herein, any notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, or by telegraph, telex or telecopy, addressed as follows, and shall be deemed validly served and given on the date of receipt as shown on the return receipt if delivered by certified mail, on the date of delivery if done by personal delivery and upon confirmation of receipt if sent by telegraph, telex or telecopy:

Lender:	WACHOVIA BANK, NATIONAL ASSOCIATION
10 South Jefferson Street – VA7391
Roanoke, Virginia 24011
And
WACHOVIA BANK, NATIONAL ASSOCIATION
POST OFFICE BOX 13327
Mail Code VA7391
Roanoke, Virginia 24040
With Copy to:	WACHOVIA BANK, NATIONAL ASSOCIATION
100 S. Ashley Street
Tampa, Florida 33601
Attn: Timothy J. Coop, Senior Vice President
Telephone: (813) 276-6467
Telecopy: (813) 276-6454

Borrower:	SUPERIOR UNIFORM GROUP, INC.
10055 Seminole Boulevard
Seminole, Florida 33772-2539
Attn: Andrew D. Demott, Jr.,
Chief Financial Officer
Telephone: (727) 397-9611
Telecopy: (727) 803-2641

With Copy to:	_______________________________________
_______________________________________
_______________________________________
Attn: ___________________________________
Telephone: ( ) __________________
Telecopy: ( ) __________________

or to such other address as each party may designate for itself by like notice given in accordance with this Section 9.9. Notice shall also be deemed validly served and given on the date that a party rejects or refuses to accept delivery or the date of an inability to effectuate delivery because of a changed address of which no notice was given in accordance with this Section. Any written notice that is not sent in conformity with the provisions hereof shall be nevertheless be effective on the date that such notice is actually received by the noticed party.

9.10.        Section Titles.    The section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

9.11.        Modification of Agreement.    This Agreement and the Other Agreements may not be modified, altered or amended, except in writing signed by Borrower and Lender.

9.12.        Tax Indemnity.    Borrower and Lender have concluded that Florida document excise taxes are not due in connection with this Agreement or any of the other Loan Documents because the Loan Documents have been executed by Borrower and the other signatories, and delivered to Lender, outside the State of Florida. Nevertheless, Borrower shall pay to Lender in full, on demand, the amount of all document excise taxes, including interest and penalties, that either Lender or the Florida Department of Revenue later deem to be due and applicable with respect to the Notes or any of the other Loan Documents, or any other agreement between or among Borrower, the Subsidiaries, and Lender. In addition, Borrower shall reimburse Lender for any document excise taxes, including penalties and interest, paid by Lender and all costs and attorney’s fees that Lender incurs in defending against an imposition of such taxes on any of the Notes, this Agreement, the other Loan Documents and any other agreement between or among Borrower, the Subsidiaries and Lender.

9.13.        Waiver of Claims.    Borrower hereby knowingly, voluntarily, irrevocably, and intentionally waives and releases Lender (and its officers, directors, shareholders, representatives, and agents) from : (a) all claims, demands, suits, and causes of action, whether at law or in equity, that Borrower ever had, has now, or might have in the future, by reason of any matter, cause or thing whatsoever arising before the date and time of execution of this amendment, with respect to: (i) any breach by Lender (or an officer, director, shareholder, representative, or agent of lender) of its obligations or promises under the Loan Documents or otherwise; and (ii) any action or inaction by Lender (or an officer, director, shareholder, representative, or agent of Lender) that is alleged to have had an injurious effect on the business, operation or management of Borrower; and (b) any defense, counterclaim, setoff, right of recoupment or abatement, or other claim against Lender (or an officer, director, shareholder, representative, or agent of Lender) relating to any matter, cause or thing whatsoever arising before the date and time of execution of this amendment.

9.14.        Confidentiality.    Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions and exercise due diligence to maintain the confidentiality of all non-public information provided to it by Borrower or any Subsidiary under this Agreement, and neither the Lender nor its Affiliates shall use any such information other than in connection with other business now or hereafter existing or contemplated by Borrower or any Subsidiary; except the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by Lender; or (b) was or becomes available on a non-confidential basis from a source other than Borrower or any of its Affiliates, provided that such source is not bound by a confidentiality agreement with Borrower or any of Borrower’s Affiliates, provided, however, that Lender may disclose such information (i) at the request or pursuant to any requirement of any governmental authority to which Lender is subject or in connection with an examination of Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder; (iv) to Lender’s independent auditors and other professional advisors; (v) to any participant or assignee, actual or potential (or their respective professional advisors), or to any counterparty (or its professional advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations as a lender under this Agreement, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of Lender hereunder; and (vi) as expressly permitted under the terms of any other document or agreement to which Borrower or any Subsidiary is party with Lender or its Affiliates.

IN WITNESS WHEREOF, and intending to be legally bound hereby, this Agreement has been duly executed and delivered by the undersigned as of the day and year specified at the beginning hereof.

BORROWER:

SUPERIOR UNIFORM GROUP, INC.,
A Florida Corporation

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.,
As a Senior President & Chief Financial Officer

LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Timothy J. Coop
Timothy J. Coop
As a Senior Vice President

STATE OF                               )

COUNTY OF                          )

The foregoing instrument was acknowledged before me on                     , 2004 by Andrew D. Demott, Jr., as a Senior Vice President and as the Chief Financial Officer of SUPERIOR UNIFORM GROUP, INC., a Florida corporation, on behalf of the corporation.              This person is personally known to me or              produced a driver’s license as identification (check one).

Notary Public
Commission No.
Commission Expiration Date :

STATE OF                              )

COUNTY OF                          )

The foregoing instrument was acknowledged before me on                     , 2004 by Timothy J. Coop, as a Senior Vice President of WACHOVIA BANK, NATIONAL ASSOCIATION, on behalf of the bank.              This person is personally known to me or              produced a driver’s license as identification (check one).

Notary Public
Commission No.
Commission Expiration Date :

Schedule 1

SCHEDULE A TO PROMISSORY NOTE

The Note will be paid in principal amounts plus accrued interest on the dates shown below:

Payment Due Date	Principal Payment Due	Remaining Principal
		Outstanding
		(following scheduled principal payment)
April 1, 1999	-	12,000,000.00
May 3, 1999	65,788.94	11,934,211.06
June 1, 1999	72,896.67	11,861,314.39
July 1, 1999	71,069.05	11,790,245.34
August 2, 1999	67,047.47	11,723,197.87
September 1, 1999	71,845.95	11,651,351.92
October 1, 1999	72,250.09	11,579,101.83
November 1, 1999	70,485.41	11,508,616.42
December 1, 1999	73,052.97	11,435,563.45
January 4, 2000	64,887.22	11,370,676.23
February 1, 2000	78,092.89	11,292,583.34
March 1, 2000	76,385.52	11,216,197.82
April 3, 2000	68,388.72	11,147,809.10
May 1, 2000	79,262.94	11,068,546.16
June 1, 2000	73,453.02	10,995,093.14
July 3, 2000	71,818.38	10,923,274.76
August 1, 2000	78,393.63	10,844,881.13
September 1, 2000	74,753.07	10,770,128.06
October 2, 2000	75,187.57	10,694,940.49
November 1, 2000	77,629.90	10,617,310.59
December 1, 2000	78,066.57	10,539,244.02
January 2, 2001	74,553.48	10,464,690.54
February 1, 2001	78,925.06	10,385,765.48
March 1, 2001	83,263.67	10,302,501.81
April 2, 2001	75,973.93	10,226,527.88
May 1, 2001	82,182.19	10,144,345.69
June 1, 2001	78,824.93	10,065,520.76
July 2, 2001	79,283.10	9,986,237.66
August 1, 2001	81,616.35	9,904,621.31
September 4, 2001	74,646.98	9,829,974.33
October 1, 2001	88,024.69	9,741,949.64
November 1, 2001	81,163.86	9,660,785.78
December 3, 2001	79,824.23	9,580,961.55
January 2, 2002	83,896.03	9,497,065.52
February 1, 2002	84,367.95	9,412,697.57
March 1, 2002	88,372.28	9,324,325.29
April 1, 2002	83,591.30	9,240,733.99
May 1, 2002	85,809.81	9,154,924.18
June 3, 2002	81,142.85	9,073,781.33
July 1, 2002	90,151.59	8,983,629.74
August 1, 2002	85,571.59	8,898,058.15
September 3, 2002	82,732.21	8,815,325.94
October 1, 2002	91,508.48	8,723,817.46
November 1, 2002	87,081.75	8,636,735.71
December 2, 2002	87,587.91	8,549,147.80
January 2, 2003	88,097.02	8,461,050.78

Payment Due Date	Principal Payment Due	Remaining Principal
		Outstanding
		(following scheduled principal payment)
February 3, 2003	87,022.64	8,374,028.14
March 3, 2003	93,825.29	8,280,202.85
April 1, 2003	92,765.34	8,187,437.51
May 1, 2003	91,734.60	8,095,702.91
June 2, 2003	89,214.72	8,006,488.19
July 1, 2003	94,253.66	7,912,234.53
August 1, 2003	91,799.08	7,820,435.45
September 2, 2003	90,866.33	7,729,569.12
October 1, 2003	95,759.41	7,633,809.71
November 3, 2003	90,554.74	7,543,254.97
December 1, 2003	98,186.85	7,445,068.12
January 2, 2004	93,118.53	7,351,949.59
February 2, 2004	95,055.73	7,256,893.86
March 1, 2004	99,690.25	7,157,203.61
April 1, 2004	96,187.69	7,061,015.92
May 3, 2004	95,422.84	6,965,593.08
June 1, 2004	99,913.53	6,865,679.55
July 1, 2004	99,169.49	6,766,510.06
August 2, 2004	97,189.88	6,669,320.18
September 1, 2004	100,274.01	6,569,046.17
October 1, 2004	100,838.06	6,468,208.11
November 1, 2004	100,192.48	6,368,015.63
December 1, 2004	101,968.85	6,266,046.78
January 4, 2005	97,842.89	6,168,203.89
February 1, 2005	105,405.87	6,062,798.02
March 1, 2005	105,959.25	5,956,838.77
April 1, 2005	103,164.81	5,853,673.96
May 2, 2005	103,764.46	5,749,909.50
June 1, 2005	105,445.70	5,644,463.80
July 1, 2005	106,038.83	5,538,424.97
August 1, 2005	105,596.84	5,432,828.13
September 1, 2005	106,210.63	5,326,617.50
October 3, 2005	105,829.24	5,220,788.26
November 1, 2005	109,400.90	5,111,387.36
December 1, 2005	109,037.39	5,002,349.97
January 3, 2006	106,836.90	4,895,513.07
February 1, 2006	111,169.59	4,784,343.48
March 1, 2006	112,671.14	4,671,672.34
April 3, 2006	108,882.97	4,562,789.37
May 1, 2006	113,834.30	4,448,955.07
June 1, 2006	111,929.39	4,337,025.68
July 3, 2006	111,766.79	4,225,258.89
August 1, 2006	114,814.09	4,110,444.80
September 1, 2006	113,896.98	3,996,547.82
October 2, 2006	114,559.01	3,881,988.81
November 1, 2006	115,952.75	3,766,036.06
December 1, 2006	116,604.99	3,649,431.07
January 2, 2007	115,892.35	3,533,538.72
February 1, 2007	117,912.78	3,415,625.94

Payment Due Date	Principal Payment Due	Remaining Principal
		Outstanding
		(following scheduled principal payment)

March 1, 2007	119,856.90	3,295,769.04
April 2, 2007	118,014.33	3,177,754.71
May 1, 2007	120,509.90	3,057,244.81
June 1, 2007	120,018.70	2,937,226.11
July 2, 2007	120,716.31	2,816,509.80
August 1, 2007	121,946.07	2,694,563.73
September 4, 2007	120,611.10	2,573,952.63
October 1, 2007	124,758.30	2,449,194.33
November 1, 2007	123,553.00	2,325,641.33
December 3, 2007	123,835.09	2,201,806.24
January 2, 2008	125,403.78	2,076,402.46
February 1, 2008	126,109.18	1,950,293.28
March 3, 2008	126,452.86	1,823,840.42
April 1, 2008	127,871.81	1,695,968.61
May 1, 2008	128,249.12	1,567,719.49
June 2, 2008	128,382.62	1,439,336.87
July 1, 2008	129,962.55	1,309,374.32
August 1, 2008	130,178.20	1,179,196.12
September 2, 2008	130,713.76	1,048,482.36
October 1, 2008	132,087.82	916,394.54
November 3, 2008	132,118.75	784,275.79
December 1, 2008	133,671.49	650,604.30
January 2, 2009	133,885.31	516,718.99
February 2, 2009	134,785.51	381,933.48
March 2, 2009	135,783.79	246,149.69
April 1, 2009	246,149.69	0

Schedule 2

Locations

Superior Uniform Group, Inc.	10055 Seminole Boulevard Seminole, Florida 33772-2539

Fashion Seal Corporation	2325-B Renaissance Drive, Suite 10 Las Vegas, Nevada 89119

Schedule 3

Liens

1.         Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, being contested in good faith by appropriate proceedings.

2.         Purchase money security interests perfected in accordance with applicable law.

3.         Liens reflected by Uniform Commercial Code financing statements filed in respect of Capital Leases permitted hereunder and true leases of the Borrower and its Subsidiaries, including, without limitation, the following:

Secured Party	Date Filed	File No.	Collateral

Winthrop Resources Corporation 11100 Wayzata Blvd Suite 800 Minnetonka, MN 55305	Nov. 15, 1999	990000259482	Computer Equipment

Winthrop Resources Corporation 11100 Wayzata Blvd Suite 800 Minnetonka, MN 55305	Aug. 7, 2000	200000181175	Computer Equipment

Winthrop Resources Corporation 11100 Wayzata Blvd Suite 800 Minnetonka, MN 55305	February 20, 2001	200100038758	Computer Equipment

4.         The Borrower acquired certain assets of Univogue, Inc. pursuant to that certain Asset Purchase Agreement by and between Univogue, Inc., Curtis Hougland, Sylvia Hougland and Superior Uniform Group, Inc. dated February 19, 2004 (the “Asset Purchase Agreement”). Under the Asset Purchase Agreement, certain equipment leases were assigned to, and assumed by, the Borrower. The following financing statements on file with the Texas Secretary of State, which show the Debtor as Univogue, Inc., 12091 Forestgate Dr., Dallas, Texas 75243, describe equipment under equipment leases assumed by Borrower.

Secured Party	Date Filed	File No.	Collateral

Newcourt Communications Finance Corp. 2 Gatehall Drive Parsippany, NJ 07054	Dec. 2, 1999	99-238966	Computer and Telecommunications Equipment

IBM Credit Corp. 1 Northcastle Drive Armonk, NY 10504-2575	Feb. 7, 2002	02-0018638816	Computer Equipment

Dell Financial Services, L.P. 14050 Summit Drive Building A, Suite 101 Austin, TX 78758	June 25, 2002	02-0034992584	Computer Equipment

IBM Credit Corp. 1 Northcastle Drive Armonk, NY 10504-2575	July 5, 2002	02-0036124402	Computer Equipment

Dell Financial Services 3500-A Wadley Place Austin, TX 78758	Nov. 12, 2002	03-0007848404	Computer Equipment

Guaranty Bank 8333 Douglas Avenue Dallas, TX 75225	Nov. 12, 2002	03-0007941822	Inkjet Plotter

5.         Liens imposed by the operation of law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings.

6.         Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

THIS RENEWAL REVOLVING LINE OF CREDIT PROMISSORY NOTE SUPERCEDES AND REPLACES IN ITS ENTIRETY THAT CERTAIN RENEWAL REVOLVING CREDIT NOTE BETWEEN THE PARTIES DATED MARCH 27, 2001 IN THE ORIGINAL STATED PRINCIPAL AMOUNT OF $15,000,000.00.

THIS RENEWAL REVOLVING LINE OF CREDIT PROMISSORY NOTE WAS EXECUTED BY BORROWER AND DELIVERED TO LENDER OUTSIDE OF THE STATE OF FLORIDA, IS NOT SECURED BY FLORIDA REAL ESTATE, AND IS EXEMPT FROM DOCUMENTARY STAMP TAXATION.

RENEWAL REVOLVING LINE OF CREDIT PROMISSORY NOTE

$15,000,000.00	April 27, 2004

SUPERIOR UNIFORM GROUP, INC.

10055 Seminole Boulevard

Seminole, Florida 33772-2539

(“Borrower”)

WACHOVIA BANK, NATIONAL ASSOCIATION,

f/k/a FIRST UNION NATIONAL BANK

214 North Hogan Street - FL0070

Jacksonville, Florida 32202

(Hereinafter referred to as “Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Fifteen Million and No/100 Dollars ($15,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

LINE OF CREDIT.   Borrower may borrow, repay and re-borrow, and, upon the request of Borrower, Bank shall advance and re-advance under this Note from time to time until the maturity hereof (each an “Advance” and together the “Advances”), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in any loan agreement to which this Note is subject. Bank’s obligation to make Advances under this Note shall terminate if a Default (as defined in the other Loan Documents) under any Loan Document occurs. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.

If Borrower subscribes to Bank’s cash management services and if such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

USE OF PROCEEDS.   Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows: business purposes.

SECURITY.   This Note is extended on an unsecured basis, provided however, that Borrower shall at all times be in compliance with Section 8.2 of the Amended and Restated Loan Agreement.

INTEREST RATE.   Interest shall accrue on the unpaid principal balance of this Note during each Interest Period from the date hereof at the LIBOR Market Index Rate plus 0.60%, as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate (“Interest Rate”). “LIBOR Market Index Rate” means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

DEFAULT RATE.   In addition to all other rights contained in this Note, if a default in the payment of Obligations occurs, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% (“Default Rate”). The Default Rate shall also apply from demand until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360).   Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.

REPAYMENT TERMS.   This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on April 26, 2004, and

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continuing on the same day of each month thereafter until fully paid. In any event, this Note shall be due and payable in full, including all principal and accrued interest, on June 30, 2007, the “Maturity Date” of this Note. Provided Borrower is not in default under this Note or under any of the “Loan Documents” (as hereinafter defined), Borrower shall have the right and option to extend the Maturity Date for an additional twelve month period (“Term Option”) upon and in accordance with the following terms and conditions: (a) Borrower shall give written notice to Bank at least 30 days prior to the Maturity Date of its intent to exercise the Term Option; (b) Borrower and any guarantor shall execute and deliver to Bank all documentation as reasonably required by Bank in connection with the Term Option; and (c) Borrower shall pay to Bank its reasonable attorneys’ fees and costs in connection therewith.

In the event Borrower exercises the Term Option, the outstanding principal balance of this Note shall convert to a term loan and shall be due and payable in equal consecutive monthly installments of principal and interest in an amount determined by Bank which would allow the outstanding principal balance hereof to be repaid in twelve months, and shall be evidenced by, and Borrower hereby agrees to execute a note or other documentation reasonably required by Bank to evidence the same.

As used herein, “Loan Documents” shall mean this Note, the Amended and Restated Loan Agreement of even date herewith, and all other documents executed and delivered in connection therewith.

AUTOMATIC DEBIT.   Borrower hereby directs Lender to debit its Account No. 2000002261874 maintained with Lender to make all payments required hereunder.

RESCISSION OF PAYMENTS.   If any payment received by Bank under this Note or under any of the other Loan Documents is rescinded, avoided or for any reason returned to Bank because of any adverse claim or threatened action, the returned payment shall remain as an obligation of all persons and entities liable under this Note or the other Loan Documents as though such payment had not been made.

LOAN AGREEMENT; LOAN DOCUMENTS; OBLIGATIONS.   This Note is subject to the terms and conditions of that certain Amended and Restated Loan Agreement of even date herewith between Bank and Borrower (the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement. The term “Obligations” used in this Note refers to any and all indebtedness and all other obligations under this Note, all other obligations as defined in the respective Loan Documents, and all

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obligations under any swap agreements as defined in 11 U.S.C. § 101 between Bank and Borrower whenever executed.

APPLICATION OF PAYMENTS.   Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. Upon the occurrence of a default in the payment of the Obligations or a Default (as defined in the other Loan Documents) under any other Loan Document, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LATE CHARGE.   If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS.   Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

EVENTS OF DEFAULT.   An “Event of Default” shall exist if any one or more of the following events shall occur (individually, an “Event of Default”, and collectively, “Events of Default”): Non-payment; Non-performance. The failure of timely payment or performance of the Obligations. Event of Default under other Loan Documents. The occurrence of any Event of Default under any of the other Loan Documents.

USURY.   If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

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REMEDIES.   Upon the occurrence of a default in the payment of the Obligations or a Default (as defined in the other Loan Documents) under any other Loan Document, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower’s accounts without notice. Cumulative. Exercise any rights and remedies as provided under the Note and the other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION.   Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower’s financial condition. Such information shall be true, complete, and accurate.

WAIVERS AND AMENDMENTS.   No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default (as defined in the other Loan Documents) shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other Person liable under this Note waives presentment, protest, notice of dishonor, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of each Borrower and other such person, and without affecting the liability of each Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Bank may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.

MISCELLANEOUS PROVISIONS. Assignment.   This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any

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of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower’s Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s accounts with Bank and any of its affiliates. Swap Agreements. All swap agreements (as defined in 11 U.S.C. § 101), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements unless expressly referred to in such payoff statement. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank’s address on the first page hereof. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7391, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7391, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to

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be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

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IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

SUPERIOR UNIFORM GROUP, INC.,
A Florida Corporation

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.,
As a Senior Vice President and
As the Chief Financial Officer

STATE OF                          )

COUNTY OF                     )

The foregoing instrument was acknowledged before me on                 , 2004 by Andrew D. Demott, Jr., as a Senior Vice President and as the Chief Financial Officer of SUPERIOR UNIFORM GROUP, INC., a Florida corporation, on behalf of the corporation.             This person is personally known to me or             produced a driver’s license as identification (check one).

Notary Public

Commission No.

Commission Expiration Date :

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ASSURANCE AGREEMENT

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

BORROWER:	SUPERIOR UNIFORM GROUP, INC.

GUARANTOR:	FASHION SEAL CORPORATION

LOAN:	$15,000,000.00

DATE:	April 27, 2004

For and in consideration of LENDER funding the closing of the Loan, the undersigned agree to cooperate, adjust, initial, re-execute and re-deliver any and all closing documents if deemed necessary or desirable in the reasonable discretion of LENDER to reflect accuracy of settlement statements, notes, mortgages, security agreements, loan agreements and other documents of closing relating to or in connection with this transaction. It is the intention of the undersigned that all documentation for the Loan and all payments or disbursements made shall be an accurate reflection of the parties’ agreement and that each party should pay all costs and expenses contemplated by their agreement or dictated by custom and usage in this area.

The undersigned agree and covenant to assure that this transaction and its documentation will conform to LENDER’S requirements and it is understood that LENDER will and does hereby rely upon this Agreement and the covenants herein in closing this transaction.

FASHION SEAL CORPORATION,		SUPERIOR UNIFORM GROUP, INC.,
A Nevada Corporation		A Florida Corporation

By:	/s/Andrew D. Demott, Jr.	By:	/s/Andrew D. Demott, Jr.
	Andrew D. Demott, Jr.,		Andrew D. Demott, Jr.
	As its President		As its Senior Vice President and
As the Chief Financial Officer

LOAN CLOSING STATEMENT

DATE:	April 27, 2004

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

BORROWER:	SUPERIOR UNIFORM GROUP, INC.

GUARANTOR:	FASHION SEAL CORPORATION

REGARDING:	Renewal of March 27, 2001 $15,000,000.00 Revolving Line of Credit Loan.

BORROWER’S EXPENSES AND DISBURSEMENTS:

[1]Commitment Fee (LENDER)	$15,000.00
[2]Documentary Stamps (LENDER)	2,450.00
LENDER’S Attorneys’ Fees and Costs (to Akerman Senterfitt)	3,500.00

TOTAL EXPENSES AND DISBURSEMENTS:		$20,950.00

The foregoing Closing Statement is approved and the disbursements set forth herein are authorized. Receipt is acknowledged by BORROWERS of a copy of all Loan Documents. BORROWERS agree to pay any miscellaneous recording expenses that may be necessary, as well as all additional intangible, documentary or revenue taxes, including all late charges, penalties, interest, and attorney fees, if any, associated with the same which may be assessed by the State of Florida or other governmental agency upon any of the Loan Documents.

1 There shall also be due and payable to LENDER an unused fee equal to 0.15% per annum (15 basis points), billed quarterly in arrears, beginning June 1, 2004 and continuing on the first business day of each and every calendar quarter thereafter on the average daily balance on the unused balance available of the $15,000,000.00 principal on the loan evidenced by the Renewal Revolving Line of Credit Promissory Note of even date herewith. There shall also be due and payable letter of credit fees in accordance with LENDER’s standard fee schedule at the time of the issuance of the letter of credit.

2 Per Section 201.08 (2) (a)

WACHOVIA BANK, NATIONAL		SUPERIOR UNIFORM GROUP, INC.,
ASSOCIATION		A Florida Corporation

By:	/s/ Timothy J. Coop	By:	/s/ Andrew D. Demott, Jr.
	Timothy J. Coop,		Andrew D. Demott, Jr.
	As a Senior Vice President		As a Senior Vice President and
As the Chief Financial Officer